EXHIBIT 10.11
AMENDMENT NO. 1
TO THE
STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 (this “Amendment”) is made and entered into this 17th day of March, 2009 by and between ATLANTIC AMERICAN CORPORATION, a Georgia corporation (“Seller”), and COLUMBIA MUTUAL INSURANCE COMPANY, a Missouri insurance corporation (“Purchaser”).
     WHEREAS, the parties hereto entered into a Stock Purchase Agreement (the “Purchase Agreement”) dated December 26, 2007, pursuant to which the Seller agreed to sell to the Purchaser all of the issued and outstanding shares of stock of Georgia Casualty & Surety Company, Association Casualty Insurance Company and Association Risk Management General Agency, Inc. (collectively, the “Subsidiaries”), which transactions were consummated on March 31, 2008 (the “Closing”);
     WHEREAS, prior to the Closing, a dispute arose among the parties as to the adequacy of the loss reserves of the Subsidiaries and, in connection therewith, the Parties entered into that certain letter agreement (the “Letter Agreement”) dated March 31, 2008, pursuant to which the Purchaser agreed to consummate the Closing on the terms contained in the Purchase Agreement upon the Seller’s waiver of certain restrictions on the Purchaser’s right to seek indemnification under the Purchase Agreement for claims related to the Subsidiaries’ loss reserves (the “Loss Reserve Claims”);
     WHEREAS, subsequent to the Closing, the Purchaser has made certain additional claims that the Seller had breached certain of its representations, warranties and covenants in the Purchase Agreement and, under the current terms of the Purchase Agreement, the Purchaser may make additional claims against the Seller for a specified period following the Closing date (collectively with the Loss Reserve Claims, the “Claims”);
     WHEREAS, Seller disputes all of the Claims that have been asserted by the Purchaser; and
     WHEREAS, the Parties desire to avoid the risks and expenses attendant upon litigation of the Claims, and to settle, once and forever, all demands and claims related to the Claims, whether or not such claims have arisen on or prior to the date hereof or whether or not the Purchaser has asserted such claims on or prior to the date hereof, by amending the Stock Purchase Agreement and waiving, and releasing each other from, the Claims as set forth herein;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein the parties agree as follows:
1.	Subsection 1.1 (a) of Article I of the Purchase Agreement shall be deleted in its entirety and replaced with the following language:
     “(a) in respect of Georgia Casualty and Association Casualty, an amount equal to the statutory capital and surplus of Georgia Casualty and Association Casualty as of December 31, 2007 to be set forth in the 2007 Annual Statement and computed in accordance with NAIC statutory accounting principles applied on a basis consistent with the December 31, 2006 statutory Annual Statement (the “Unaudited Statutory Capital and Surplus”), plus Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) to be allocated proportionally between the companies based upon the audited capital and surplus of said companies as of December 31, 2007.”
2.	Section 6.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following language:
     “6.1 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement, any exhibits and schedules hereto, and in any certificates delivered pursuant to this Agreement shall survive for a period beginning on the Closing Date and ending on March 17, 2009, and neither party shall have any right or claim against the other party after such period by virtue of any breach or violation of any such representation, warranty or agreement; provided, however, that (i) nothing contained herein shall limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing Date; (ii) Section 3.10 shall survive indefinitely and (iii) in all cases, any representation, warranty, covenant or agreement that is the subject of a claim which is asserted by the party seeking indemnification pursuant to Section 6.2 in a reasonably detailed writing delivered to the other party or parties, as the case may be, prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.”

3.	Each of the parties hereto, on behalf of itself and its assigns, agents, representatives and administrators, hereby unconditionally waives, releases, acquits and forever discharges the other party hereto and each of its current or former affiliated or related entities, parent or subsidiary entities, divisions, predecessors, successors, assigns, stockholders, owners, directors, officers, employees, attorneys or agents (collectively, the “Released Parties”), from and against any and all actions, causes of action, judgment, liens, obligations, indebtedness, costs, damages, losses, claims, liabilities and demands of any kind whatsoever, fixed or contingent, which such party currently or in the future may have or claim to have against the other party or any of the Released Parties that arise from, are related to or are based upon the Claims. Each of the parties hereto acknowledges and agrees that it has knowingly relinquished, waived and forever released any and all remedies arising out of the Claims, including, without limitation, liquidated damages, lost profits, compensatory damages, general damages, special damages, punitive damages, exemplary damages, consequential damages, costs, expenses and attorneys’ fees.

4.	Immediately upon execution and delivery of this Amendment, the parties agree that the Letter Agreement shall be terminated and of no further force or effect.

5.	Subject to any requisite approval of the North Carolina Department of Insurance and the Kansas Department of Insurance which Purchaser shall use reasonable best efforts to obtain, Purchaser will cause Association Casualty Insurance Company to release American Southern Insurance Company from that certain Unconditional Guarantee dated January 8, 2007 as set forth in Section 3.2(c) of the Purchase Agreement within 90 days of the execution of this Amendment.

6.	Except to the extent provided herein, the provisions of the Purchase Agreement shall remain in full force and otherwise unchanged.

7.	By the signatures below, each signatory represents and agrees and warrants that he or she is duly authorized to execute this Amendment on behalf of the party for which he or she signs.

8.	It is expressly understood and agreed that this Amendment is a settlement of all current and future claims, and that for all current claims the parties hereto hereby deny any and all liability, and that the releases and payments described herein constitute a settlement executed as a compromise of any and all current and future disputed claims, and that as such they shall not constitute or be deemed to constitute a recognition or admission of liability of or by any party to this Amendment.
     This Amendment shall be governed by and construed in accordance with the laws of the state of Georgia, without regard for its conflict of laws doctrine. If any part of this Amendment is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Amendment shall not be invalidated thereby and shall be given full force and effect to the greatest extent permitted by law. The parties may execute this Amendment in one or more counterparts, all of which taken together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed to be effective as set forth above.

ATLANTIC AMERICAN CORPORATION		COLUMBIA MUTUAL INSURANCE COMPANY

By:	/s/ John G. Sample, Jr.	By:	/s/ Robert J. Wagner

Name:	John G. Sample, Jr.	Name:	Robert J. Wagner

Title:	SVP & CFO	Title:	President